Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

NEUROBIOLOGICAL TECHNOLOGIES, INC.

EMPIRE ACQUISITION CORP.,

and

EMPIRE PHARMACEUTICALS, INC.

dated July 14, 2004

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of July 14, 2004, by and among Neurobiological Technologies, Inc., a Delaware corporation (“Parent”), Empire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Empire Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “Delaware Law”), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into the Merger Sub (the “Merger”).

B. The parties intend for the Merger to qualify as plan of reorganization pursuant to Section 368(a) of the Code.

C. The Board of Directors of Parent (i) has determined that the Merger is fair to, advisable and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has unanimously determined that the Merger is fair to, advisable and in the best interests of, Merger Sub and its stockholder and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

E. The Board of Directors of the Company (i) has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

F. Each of the Company’s stockholders (the “Company Stockholders”), who collectively hold all of the Company’s outstanding capital stock, have unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

G. As an inducement to Empire and Merger Sub to enter into this Agreement, the Company Stockholders have each executed a Stockholders Agreement (“Stockholders Agreement”) contemporaneously with the Company’s execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Abbott License” shall mean that certain license agreement between the Company and Abbott Laboratories, dated March 29, 2002 as amended on October 22, 2003.

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, or other litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Affiliate” means, with respect to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (ii) with respect to any natural person or individual, such Person’s immediate family members and any trust or family partnership for the benefit of such Person or such Person’s immediate family members.

“Aggregate Liquidation Preference” means a number equal to the product of (A) the Liquidation Preference, multiplied by (B) the total number of shares of Company Preferred Stock issued and outstanding as of the Effective Time.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Benefit Plan” means any Plan established, arranged, maintained or contributed to by the Company, existing at the Closing Date or prior thereto, and under which employees or former employees of the Company or beneficiaries thereof are covered, are eligible for coverage or have benefit rights.

“BLA” means a biologics license application or new drug application (“NDA”) submitted to the Food and Drug Administration (or its equivalent submitted to the relevant regulatory body of any other country or supranational organization) seeking approval to market and sell the Compound in the United States of America or other body, or a corresponding application filed with any other regulatory agency seeking approval to market and sell the Compound.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Cash Consideration” means $1,500,000 to be paid by Parent at the Effective Time pursuant to Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Company Common Stock Equivalents” means the shares of Company Common Stock issuable upon conversion of the Company Preferred Stock and the shares of Company Common Stock issuable upon exercise of the Convertible Company Securities.

“Company Disclosure Schedule” means the disclosure schedule attached hereto that sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by Article III.

“Common Exchange Ratio” means a fraction, the numerator of which is one (1), and the denominator of which is the number of shares of Company Common Stock and Company Common Stock Equivalents outstanding immediately prior to the Effective Time.

“Company Financial Statements” means (i) the balance sheets of the Company as of March 31, 2004 and December 31, 2003 and the related statements of operations, stockholders’ equity and cash flows for the three-month period ended March 31, 2004 and for the year ended December 31, 2003 and for the period from February 1, 2002 through March 31, 2004 audited by Urbach Kahn & Werlin LLP, the Company’s independent accountants, and (ii) the Interim Financial Statements.

“Company Indebtedness” means all obligations and liabilities created, issued, or incurred by the Company for borrowed money, including, without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto.

“Company Options” means all issued and outstanding options or other rights (including commitments to grant options or other rights, but excluding Company Warrants and the Series A Purchase Right) to purchase or otherwise acquire Company capital stock (whether or not vested) held by any person or entity.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Stock” means all shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Company Warrants” means all issued and outstanding warrants to purchase Company Common Stock or Company Preferred Stock held by any Person.

“Compound” means the compound Ancrod as “Compound” is defined in the Abbott License (also known as “Viprinex”) and all Improvements thereto, as defined in the Abbott License.

“Convertible Company Security” has the meaning set forth in Section 3.2(b).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Defined Benefit Plan” means a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future, except for Permitted Encumbrances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Treasury and Department of Labor regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is a member of a “controlled group of corporations” or that is or was under “common control” with the Company within the meaning of Sections 414(b) or (c) of the Code, respectively.

“FDA” means the United States Food and Drug Administration.

“Founder’s Agreement” means that certain Founder’s Agreement dated November 12, 2003 between the Company and Stephen Petti, as amended on July 13, 2004.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Intellectual Property” means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, “Patents”); (iii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (iv) copyrightable works, all copyrights and all registrations, registration applications and renewals in connection therewith and mask works and all registrations, registration applications and renewals in connection therewith (collectively, “Copyrights”); (v) trade secrets and confidential business information (including, without limitation, product and manufacturing specifications, data, know-how, inventions and ideas, past and current development and current and anticipated customer requirements and market studies); (vi) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies of tangible embodiments thereof (in whatever form or medium); (vii) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (viii) all industrial designs and any registrations and applications therefor; (ix) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (x) all databases and data collections and all rights therein (items (v)-(x) shall, to the extent not patented or copyrighted, be referred to as “Trade Secrets and Other Proprietary Information”); and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world

“Interim Financial Statements” means the unaudited balance sheet and the related statement of operations and stockholders’ equity for the Company for the six-month period ended June 30, 2004, as compiled for the Company by the Company’s independent accountant.

“Knowledge Group” means each of the directors and officers of the Company or Empire, as the case may be.

“Knowledge of the Company” or “Known to the Company” means the actual knowledge of any member of the Knowledge Group after reasonable investigation and shall not refer to the knowledge of any other Person.

“Knowledge of Parent” or “Known to Parent” means the actual knowledge of any member of the Knowledge Group of Parent after reasonable investigation and shall not refer to the Knowledge of any other Person.

“Liquidation Preference” has the meaning set forth in Section 2.6(b)(i).

“Material Adverse Effect” means with respect to Parent or Company, as the case may be, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, or prospects of such party (and its subsidiaries if any) taken as a whole, or (b) on the ability of such party to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include any effect attributable to general economic changes or general changes in the industry in which the Person is engaged.

“Merger Consideration” means the consideration payable to the holders of Company capital stock pursuant to Section 2.6 hereof and any cash payable in lieu of fractional shares pursuant to Section 2.8(e).

“Merger Shares” means 2,399,168 shares of Parent Common Stock issuable pursuant to Section 2.6 hereof.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent Common Stock” means shares of the common stock, par value $0.001 per share, of Parent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent, (ii) any Encumbrance for Taxes, assessments and other charges or claims with respect to Taxes, the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the Ordinary Course of Business of the Company, (iv) mechanic’s and materialmen’s liens for construction or alterations in progress and for like obligations not yet due and payable, (v) statutory liens of landlords and workmen’s, repairmen’s warehousemen’s and carrier’s liens arising in the Ordinary Course of Business and for like obligations not yet due and payable, and (vi) requirements incurred or other Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar statutory requirements.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, or association.

“Phase III Clinical Trial” means the first clinical trial of the Compound for the treatment of acute ischemic stroke (whether designated Phase III or not) that, if successful, would allow for the submission of a BLA or FDA’s filing of an NDA, utilizing Reasonable Commercial Efforts.

“Phase III Consideration” means the Phase III Payment plus the Phase III Shares.

“Phase III Payment” means $1,515,675 that may be paid by Parent pursuant to Section 9.2.

“Phase III Shares” means 2,375,176 shares of Parent Common Stock issuable pursuant to Section 9.2.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation right, phantom stock, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, agreement or arrangement, whether written or unwritten, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Qualified Plan” means each Benefit Plan that is intended to qualify under Section 401 of the Code.

“Reasonable Commercial Efforts” means the exertion of such efforts as would normally be devoted by a prudent commercial party to accomplish a similar objective under similar financial and strategic circumstances. “Reasonable Commercial Efforts” does not mean that a Party commits that it will actually accomplish the applicable task, although it will remain motivated to do so as described above.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

“Series A Exchange Ratio” means a fraction, the numerator of which is (x) the number of shares of Company Common Stock into which a single share of Company Preferred Stock is entitled to convert immediately prior to the Effective Time, and the denominator of which is (y) the number of shares of Company Common Stock and Company Common Stock Equivalents outstanding immediately prior to the Effective Time.

“Series A Purchase Right” means the right pursuant to the Company’s Series A Stock Purchase Agreement dated November 12, 2003 of the purchasers thereunder to purchase up to 2,016,000 shares of the Company’s Series A Preferred Stock.

“Stock Consideration” means the shares of Parent Common Stock that may be issued as Merger Consideration, including the Merger Shares and Phase III Shares.

“Stockholders Agreement” is that certain Stockholders Agreement dated as of the date hereof and attached hereto as Exhibit A.

“Stockholder Representative” means that Company Stockholder appointed pursuant to the Stockholders Agreement that shall have the rights and duties set forth in the Stockholders Agreement.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any Taxing authority with respect to Taxes.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets and Other Proprietary Information” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Price” shall mean $3.91, which is the average of the closing price of the Parent Common Stock as quoted or traded on the NASDAQ Stock Market over the ten (10) trading day period ending three (3) trading days before the Closing Date.

1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and (f) “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

II.

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Law, the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the ”Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and the Certificate of Merger.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all the debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation. The Surviving Corporation shall become a wholly-owned subsidiary of Parent.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation, except that: (i) Article I thereof shall be amended to read in its entirety as follows: “The name of the Corporation is ‘NTI-Empire, Inc.’ “

(b) At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, except that the bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “NTI-Empire, Inc.”

2.5 Directors and Officers. The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately before the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company’s stockholders, each share of Company Common Stock then outstanding, shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and be converted automatically into the right to receive:

(i) that number of shares of Parent Common Stock equal to the product of (A) the Merger Shares, minus the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 2.6(b)(i), multiplied by (B) the Common Exchange Ratio;

(ii) cash in an amount equal to the product of (A) the Cash Consideration, multiplied by (B) the Common Exchange Ratio (the “Cash Per Share”);

(iii) when and if issued pursuant to Section 9.2, that number of shares of Parent Common Stock equal to the product of (A) the Phase III Shares, multiplied by (B) the Common Exchange Ratio; and

(iv) when and if paid pursuant to Section 9.2, cash in an amount equal to the product of (A) the amount of the Phase III Payment, multiplied by (B) the Common Exchange Ratio.

(b) Effect on Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company’s stockholders, each share of Company Preferred Stock then outstanding, shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and be converted automatically into the right to receive:

(i) that number of shares of Parent Common Stock equal to the quotient of (A) 0.25, divided by (B) the Trading Price (the “Liquidation Preference”), provided that the Liquidation Preference shall be capped, if necessary, so that the value of the Aggregate Liquidation Preference does not exceed the value of the Merger Shares, (with the value determined with reference to the Trading Price);

(ii) that number of shares of Parent Common Stock equal to the product of (A) the Merger Shares minus the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 2.6(b)(i), multiplied by (B) the Series A Exchange Ratio;

(iii) cash in an amount equal to the product of (A) the cash consideration, multiplied by (B) the Series A Exchange Ratio;

(iv) when and if issued pursuant to Section 9.2, that number of shares of Parent Common Stock equal to the product of (A) the Phase III Shares multiplied by (B) the Series A Exchange Ratio; and

(v) when and if paid pursuant to Section 9.2, cash in the amount equal to the product of (A) the amount of the Phase III Payment multiplied by (B) the Series A Exchange Ratio.

(c) Treatment of Company Options; Company Warrants and Company Indebtedness.

(i) At the Effective Time, no outstanding Company Warrant shall be assumed by Parent and each such Company Warrant shall have either been exercised or duly terminated.

(ii) At the Effective Time, no outstanding Company Option shall be assumed by Parent and each such Company Option shall have either been exercised or duly terminated.

(iii) At the Effective Time, except as disclosed on the Schedule 2.6(c), no Company Indebtedness of any kind or nature shall be assumed by Parent or Merger Sub and each instrument of any such Company Indebtedness shall have been converted into shares of Company capital stock, repaid or forgiven.

(iv) Before the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 2.6(c) under all Company Option agreements, Company Warrant agreements and instruments of Company indebtedness, if any, and any other related plan or arrangement of the Company.

2.7 Registration Rights. Parent will provide Company Stockholders with the registration rights set forth in the Stockholders Agreement.

2.8 Surrender of Certificate.

(a) Exchange Procedures. Promptly after the Effective Time, Parent shall mail to each holder of record of a certificate or certificates which immediately before the Effective Time represented outstanding shares of Company Stock (the “Company Stock Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to Parent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the Parent

Common Stock payable in respect of the shares of Company Stock represented by such Company Stock Certificates. Upon surrender of a Company Stock Certificate for cancellation to Parent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, the Parent Common Stock payable in respect of the shares of Company Stock represented by such Company Stock Certificate and any cash in lieu of fractional shares pursuant to Section 2.8(e) hereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(b) hereof, and the Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time shall be deemed from and for all corporate purposes, to evidence the right to receive upon such surrender the Parent Common Stock payable in respect of the shares of Company Stock represented by such Company Stock Certificate and any cash in lieu of fractional shares pursuant to Section 2.8(e) hereof and any dividends on other distributions to which such holder is entitled pursuant to Section 2.8(b) hereof.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to the effect of escheat, tax or other applicable law, following surrender of any such Company Stock Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but before such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(c) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name surrendered certificates are registered, it will be a condition of payment and/or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Surviving Corporation, nor any party hereto shall be liable to any holder of shares of Company capital stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto), cash in lieu of fractional shares or other Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates representing fractional shares of any Stock Consideration shall be issued hereunder. Each Company Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Stock held by them) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Trading Price.

2.9 No Further Ownership Rights in Company Stock. The Merger Consideration (if and to the extent earned) paid in respect of the surrender for exchange of Company Stock Certificates in accordance with the terms hereof (including any cash in lieu of fractional shares pursuant to Section 2.7(e) hereof and any dividends or distributions paid pursuant to Section 2.7(b) hereof) shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock that were outstanding immediately before the Effective Time. On or after the Effective Time, any Company Stock Certificates presented to Parent shall be converted into Merger Consideration (if and to the extent earned) payable in respect of the shares of Company Stock represented by such Company Stock Certificates and any cash in lieu of fractional shares pursuant to Section 2.8(e) hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.8(b).

2.10 Securities Laws Compliance. The Merger and the other transactions contemplated hereby shall qualify as a private placement under Section 4(2) of the Securities Act and the shares of Parent Common Stock issued in connection with the Merger shall constitute “restricted securities” under the Securities Act. Except as set forth in the Stockholders Agreement, Parent shall have no obligation to register such shares under the Securities Act. The shares of Parent Common Stock issued in connection with the Merger may not be offered, sold, assigned, pledged or otherwise transferred, except following registration of such shares under the Securities Act or in reliance on an exemption from registration under the Securities Act. The certificates representing the Parent Common Stock shall bear the following restrictive legend, in addition to any other applicable legends required under state “blue sky” laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PARENT IS OBTAINED BY THE HOLDER OF THIS CERTIFICATE STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

2.11 Restricted Stock. If any shares of Company Stock that are outstanding immediately before the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares (“Company Restricted Stock”) may be forfeited or repurchased by Company upon any termination of the shareholders’ employment, directorship or other relationship with Company (and/or any Affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, and any information concerning any elections timely made under Section 83(b) of the Code, is set forth in Section 2.10 of the Company Disclosure Schedule.

2.12 Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Parent Common Stock payable in respect of the shares of Company Stock represented by such Company Stock Certificates and any cash in lieu of fractional shares pursuant to Section 2.7(e) hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(b), provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Company stockholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement and post a bond in a form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

2.13 Certain Adjustments. The Stock Consideration is subject to adjustment from time to time after the date hereof as set forth below. The adjustments to the Stock Consideration contemplated under Section 2.13(a) shall be effective only with respect to that portion of the Stock Consideration that, as of the Adjustment Date (defined below), has not been issued pursuant to this Agreement.

(a) In the event that Parent changes the number of shares of Parent Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or reverse stock split, exchange of shares or similar transaction with respect to the outstanding shares of Parent Common Stock (each, a “Change in Capital”), the Stock Consideration shall be proportionately adjusted, as applicable, to reflect such Change in Capital. In addition, if Parent pays an extraordinary dividend on, or makes any other extraordinary distribution in respect of, Parent Common Stock, the Stock Consideration shall be appropriately adjusted to reflect such dividend or distribution.

(b) Any adjustment made pursuant Section 2.13(a) shall become effective immediately after (i) the record date, in the case of any dividend or distribution that is paid, or (ii) the effective date of any subdivision or combination, as applicable (in each case, the “Adjustment Date”).

2.14 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.15 Closing.

(a) Time and Place. The consummation of the Merger under this Agreement (the “Closing”) shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California, at 10:00 a.m. on the second Business Day following the approval of this Agreement and the transactions contemplated hereby by the Company’s stockholders, or at such other time and in such manner as the parties mutually agree in writing (the “Closing Date”).

(b) Closing Deliveries by the Company and Others. At the Closing, the Company shall have delivered or caused to be delivered or made available to Parent and/or Merger Sub, as the case may be:

(i) the Certificate of Merger, duly executed by the Company;

(ii) the Stockholders Agreement duly executed by each Stockholder, Company and the Stockholder Representative (as defined in the Stockholders Agreement);

(iii) an employment agreement, executed by Stephen J. Petti, in a form mutually acceptable to such employee and Parent;

(iv) a Non-Competition Agreement by and between Parent and Stephen J. Petti, in a form mutually acceptable to Mr. Petti and Parent;

(v) a General Release executed by each of the Company Stockholders, substantially in the form of Exhibit 2.15(b)(v);

(vi) a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company, (B) certificates of the Secretary of State of the State of Delaware and the Secretary of State of New York, certifying the good standing of the Company in the State of Delaware and the State of New York, respectively, (C) a true and complete copy of the resolutions of the Board of Directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, (D) that all Company Indebtedness, but excluding the Company Indebtedness set forth on Schedule 2.6(c), accrued through the Closing Date have been fully paid and are fully discharged and satisfied; (E) that as of the Closing Date the Company has a positive net cash balance; and (F) incumbency matters;

(vii) a certificate of a duly authorized officer of the Company stating that the conditions set forth in Sections 6.3(a) through (e) have been satisfied;

(viii) an opinion of Kirkpatrick & Lockhart LLP, counsel to the Company, in substantially in the form attached hereto as Exhibit 2.15(b)(viii);

(ix) a spreadsheet in form and substance reasonably acceptable to Parent, which shall separately list, as of the Closing, (i) all Company stockholders of record; (ii) the number of shares of Company Stock held by each such Company stockholder; (iii) the Common Exchange Ratio and Series A Exchange Ratio; (iv) the Merger Shares and Cash Consideration to be issued and paid to each such Company stockholder at Closing; and (v) the Phase III Consideration to be issued or paid to each such Company stockholder upon the satisfaction of the conditions set forth in Section 9.2;

(x) each of the Company Stockholders that is a “United States person” ( as defined in Section 7701(a)(30) of the Code) shall have executed and delivered to the Company, for delivery by the Company to the Parent, a Certificate of Non-Foreign Status, in the appropriate form required under Treasury Regulation section 1.1445-2(b), certifying that such Company Stockholder is not a foreign person and is, therefore, not subject to withholding tax under Section 1445 of the Code;

(xi) in the case of any Company Stockholder that is a foreign person, the Company shall provide the Parent with a written statement which complies with Treasury Regulation sections 1.1445-2(c)(3)(i) and 1.897-2(h), certifying that it is not, and has not been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code), at any time during the previous five years (or the period in which the interest was held by the applicable foreign Company Stockholder, if shorter), it being intended that the requirement of this subsection (x) that the Company shall deliver such statement at Closing to the Parent shall constitute a request from the Parent within the meaning of Treasury Regulation section 1.1445-2(c)(3)(i). Promptly upon the conclusion of the Closing, the Surviving Corporation shall file a copy of such written statement with the Philadelphia Service Center of the Internal Revenue Service, as prescribed by Treasury Regulation section 1.897-2(h)(2);

(xii) lock-up agreements, in the form attached hereto as Exhibit 2.15(b)(xii), duly executed by each of the Company Stockholders; and

(xiii) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

(c) Closing Deliveries By Parent and Others. At the Closing, Parent and/or Merger Sub, as the case may be, or with respect to clause (v), Kirkpatrick & Lockhart LLP, shall have delivered or caused to be delivered to the Company and/or the Company Stockholders, as the case may be:

(i) Certificate of Merger, duly executed by Parent and Merger Sub;

(ii) the Stockholders Agreement, duly executed by Parent and Merger Sub;

(iii) a certificate of the Secretary of each of Parent and Merger Sub certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Parent and Merger Sub, respectively, (B) a true and complete copy of the resolutions of the Board of Directors of Parent and Merger Sub and of the stockholder of Merger Sub, each authorizing the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the transactions contemplated hereby, (C) certificates of the Secretaries of State of the States of Delaware and California certifying the good standing of Parent in Delaware and California and of Merger Sub in Delaware, and (D) incumbency matters;

(iv) an opinion of Heller, Ehrman, White and McAuliffe LLP, counsel to Parent, in substantially the form attached hereto as Exhibit 2.15(c)(iv);

(v) an opinion of Kirkpatrick & Lockhart LLP, addressed to the Stockholder Representative on behalf of the Company Stockholders, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the Company    , Parent and Merger Sub will be parties to the reorganization. In rendering its opinion, Kirkpatrick & Lockhart LLP will require and rely upon customary representations contained in letters from Parent, Merger Sub and Company that Kirkpatrick & Lockhart LLP reasonably deems relevant;

(vi) a certificate of a duly authorized officer of Parent stating that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

(vii) such other documents as the Company may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby.

2.16 Reorganization for Tax Purposes. The parties intend to adopt this Agreement as a “plan of reorganization” and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code. In furtherance of the foregoing, the parties hereby agree that they shall not take any position inconsistent (whether in connection with the filing of any Tax Return, an audit by the Internal Revenue Service or any applicable state or local tax authority, or a judicial proceeding relating to tax consequences of the Merger) with the treatment of the Merger as a tax-free reorganization for U.S. federal, state and local income tax purposes. In addition, subsequent to the consummation of the Merger the parties shall not take any actions that might otherwise cause the Merger to be treated as other than a tax-free reorganization, nor shall they fail or omit to take any such actions as are necessary to maintain the treatment of the Merger as a tax-free reorganization.

III.

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as expressly set forth in the Company Disclosure Schedule (which exceptions shall be deemed to be representations and warranties as if made hereunder), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and holds all Permits necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit would not have a Material Adverse Effect on the Company’s business. The Company has delivered or made available to Parent correct and complete copies of its certificate of incorporation and bylaws, each as amended to date.

3.2 Capital Stock of the Company.

(a) The authorized capital stock of the Company consists of (i) 9,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), of which 4,270,000 shares are issued and outstanding; (ii) no shares of capital stock of the Company are held in treasury; (iii) 4,016,000 shares of Series A Preferred Stock, $0.001 par value per share (the “Company Preferred Stock”), of which 4,016,000 shares are issued and outstanding. Each share of the issued and outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list specifying the number of shares of Company Common Stock and Company Preferred Stock held by each registered holder thereof.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list and description of all Company Options, Company Warrants and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, any capital stock of the Company granted by the Company other than Company Preferred Stock (collectively, the “Convertible Company Securities”), including the holder thereof, the number and class or series of shares of Company Stock subject thereto, the exercise price and date of grant thereof. Each of such Convertible Company Securities has been granted in compliance with all applicable laws, statutes and regulations, whether federal or state.

(c) Except for agreements between the Company and the Series A Preferred Stockholders incidental to the Series A Purchase Right, true and complete copies of which have been made available to Parent, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. There are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.

(d) The Company has no obligation to, and no Person has any right to cause the Company to, under any employment agreement, stock option plan, warrant agreement or other contract or agreement, offer for sale, sell, issue or reserve for issuance, whether or not for consideration, any shares of any class or series of its capital stock or any securities convertible into or exchangeable for any capital stock of the Company.

3.3 Authority.

(a) Authority of the Company. The Company has all necessary corporate power and corporate authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the Company’s stockholders in accordance with the Delaware Law, and effecting the Merger, which has been obtained). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously: (i) approved and adopted this Agreement, the Merger and the consummation of transactions contemplated hereby and thereby, (ii) recommended to the Company’s stockholders the approval of this Agreement, the Merger and the transactions contemplated hereby requiring approval of the Company’s stockholders, and (iii) authorized that the Company take all action necessary to exempt the execution and delivery of this Agreement and the other transactions contemplated hereby from the provisions of all applicable state anti-takeover statutes and regulations, including, but not limited to, Section 203 of the Delaware Law.

(b) Approval by Company Stockholders. Each of the Company Stockholders, which together represent all of the holders of capital stock of the Company as of the date of this Agreement and as of the Effective Time have approved this Agreement and the Merger through the execution and delivery to the Company and Parent of a unanimous written consent.

3.4 No Subsidiaries. The Company does not have any subsidiaries.

3.5 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;

(b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to the Company, the business or Assets or Properties of the Company or the capital stock of the Company;

(c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, or any license, agreement or lease to which the Company or any of its Assets and Properties may be bound; or

(d) result in an imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on the business or Assets or Properties of the Company.

3.6 Consents and Governmental Approvals and Filings; Third Party Consents.

(a) Except with respect to the Certificate of Merger, no consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) No consent, approval or authorization of any third party (other than a Governmental or Regulatory Authority) is required in connection with the consummation of the transactions contemplated hereunder except as otherwise obtained prior to the execution of this Agreement or explicitly provided for in this Agreement.

3.7 Books and Records. The minute books and other corporate records of the Company as made available to Parent contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the Board of Directors of the Company.

3.8 Company Financial Statements. The Company has previously delivered or made available to Parent the Company Financial Statements. Such Company Financial Statements have been prepared in conformity with GAAP, and present fairly, in all material respects, the financial position and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

3.9 Absence of Changes. Since March 31, 2004, except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto and the exercise of the Series A Purchase Right, the Company has been operated in the Ordinary Course of Business and there has not been:

(a) any adverse event, occurrence, development or state of related circumstances or facts, not otherwise reflected in the Company Financial Statements, that would be required to appear on financial statements of the Company prepared in accordance with GAAP and that individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) any creation or other incurrence of any Encumbrance on the Assets or Properties of the Company other than Permitted Encumbrances;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets or Properties of the Company which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the modification, amendment, cancellation, termination, receipt of notice of termination or failure to renew (other than in the Ordinary Course of Business) of any of the contracts material to the Company (or any contract that, but for such modification, amendment, cancellation, termination or failure to renew, would have been a material contract hereunder);

(e) any sale, assignment, lease or other transfer or disposition of any of the Assets or Properties (or any assets or property that, but for such sale, assignment, lease or other transfer or disposition, would have been an Asset or Property hereunder), other than in the Ordinary Course of Business;

(f) other than transactions and commitments in the Ordinary Course of Business or those contemplated by this Agreement, any transaction or commitment made by the Company (including the acquisition of any Asset or Property), or any relinquishment by the Company of any material contract or other material right;

(g) any forgiveness by the Company of any indebtedness for borrowed money or advances payable to the Company;

(h) any change in any method of accounting or accounting practice by the Company except for any such change after the date hereof required by reason of a concurrent change in GAAP;

(i) any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve of the Company; or

(j) any issuance of any stock, bonds or other corporate securities or any right, options or warrants with respect thereto except for option grants issued as of the date hereof and issuances of stock upon the exercise or conversion of outstanding options, warrants or rights (including pursuant to the Series A Purchase Right) and Company Preferred Stock.

3.10 No Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, and except for liabilities incurred since the date of the Interim Financial Statements in the Ordinary Course of Business which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has no liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any liability for Taxes) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, nor, to the Knowledge of the Company, is there any basis for any claim against the Company for any such liabilities relating to or affecting the Company or any of its Assets and Properties.

3.11 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties (for greater certainty excluding Intellectual Property) used in or reasonably necessary for the conduct of its business, including all tangible personal property reflected on the Company Financial Statements and any tangible personal property acquired since the date of the Interim Financial Statements other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties of the Company are free and clear of Encumbrances, other than Permitted Encumbrances.

3.12 Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Schedule lists each Benefit Plan. The Company has no commitment or proposal to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent (i) a copy of each Benefit Plan (including amendments) and (ii) the most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report.

(b) None of the Company, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA).

(c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in compliance in all material respects, in form and operation, with all applicable laws (including but not limited to ERISA and the Code).

(d) Each Qualified Plan qualifies under Section 401(a) of the Code.

(e) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

(f) The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any related event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

(g) There are no pending or, to the Knowledge of the Company, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

3.13 Real Property. The Company does not own any real property. Section 3.14 of the Company Disclosure Schedule contains a complete and accurate list of all documents comprising the real property lease entered into by the Company (as lessee or lessor) (the “Leases”). The Company has a valid leasehold interest pursuant to the Leases in all real property used in the operation of the Company’s business as currently conducted. To the Knowledge of the Company there is no pending, contemplated or threatened condemnation of any of the parcels of real property subject to the Leases or any part thereof. To the Knowledge of the Company, none of such real property, buildings, structures, facilities, fixtures or other improvements, or the Company’s current use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation except for any contravention or violation which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. The Leases are legal, valid and binding agreements of the Company subsisting in full force and effect enforceable in accordance with their terms, and there is no, and the Company has not received notice of any material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder.

3.14 Intellectual Property Rights.

(a) Generally. Section 3.15(a) of the Company Disclosure Schedule sets forth, for the Trademarks, Patents and Copyrights owned by the Company, in whole or in part, including jointly with others, a complete and accurate list of all United States and foreign (a) Patents and Patent applications; (b) Trademark registrations and applications and unregistered Trademarks; and (c) Copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

(b) Registrations.

(i) The Company is in compliance with all requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) relating to the maintenance of registrations of the Company’s registered Patent, Trademarks and Copyrights other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the registered Patents, Trademarks or Copyrights in question.

(ii) None of the Company’s registered Patents, Trademarks or Copyrights has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office or the office of the United States Registrar of Copyrights any equivalent foreign patent office and no such action has been threatened in writing to the Company or its counsel.

(iii) To the Knowledge of the Company, there is no Patent of any Person that claims the same subject matter as any Patent of the Company or invalidates any claim of any Patent of the Company.

(c) Trade Secrets and Other Proprietary Information. Each of the current employees and consultants of the Company has executed an agreement substantially in the Company’s standard form, which has been provided to Parent, that protects the Intellectual Property of the Company. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of confidential information or Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to enforce the agreements that have been entered into by its employees, consultants, contractors and other entities for the protection of the Company’s Intellectual Property.

(d) License Agreements. Section 3.15(d)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all material license agreements currently in force granting to the Company any right to use or practice any rights under any Intellectual Property (other than over-the-counter “shrink wrap” software, “click-through” licenses, or other commercially available software programs, including software programs utilized for operational and administrative purposes, and software programs embedded in equipment used by the Company) (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Section 3.15(d)(2) of the Company Disclosure Schedule also sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property, other than pursuant to the sales of products in the Ordinary Course of Business (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto. There is no outstanding or threatened material dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

(e) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances (other than Permitted Encumbrances), Orders and arbitration awards, all of its Intellectual Property used in the conduct of the Company’s business as presently conducted. The Intellectual Property of the Company, including the Company’s Trade Secrets and Other Proprietary Information and the Company’s unregistered Copyrights and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements material to the conduct of the Company’s business as presently conducted and are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

(f) No Infringement by the Company. The products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property material to the conduct of the Company’s business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(g) No Pending or Threatened Infringement Claims. No litigation is now or has ever been threatened or pending and no notice or other claim in writing has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement to which the Company is a party, except as disclosed in the Inbound License Agreements and Outbound License Agreements, restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

(h) No Infringement by Third Parties. No third party is misappropriating, infringing, or violating any Intellectual Property owned or exclusively licensed by the Company, and no such claims have been brought against any third party by the Company.

(i) Software. The Software (as defined below) owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party. Such Software does not contain any programming code, documentation or other materials that embody Intellectual Property rights of any person other than the Company, except for such materials obtained by the Company from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 3.15(i), “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

3.15 Proprietary Information of Third Parties. No third party has claimed to any member of the Knowledge Group of the Company, or to the Knowledge of the Company, has reason to claim, that any person employed by the Company or retained by the Company as a consultant or contractor in connection with and during the Company’s ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secrets and Other Proprietary Information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has asserted any such claim against the Company or requested information from the Company that relates to such a claim.

3.16 Litigation. There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, relating to or affecting (i) the Company, its Assets and Properties or the Company’s business, or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

3.17 Compliance with Law. The Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign except where the failure to be incompliance would not have a Material Adverse Effect on the Company’s business. The Company has not received any written notice to the effect that, and no member of the Knowledge Group has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations.

3.18 Contracts.

(a) Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

(i) all collective bargaining or similar labor agreements;

(ii) all contracts for the employment of any officer, employee or other person or entity on a full time, part time, consulting or other basis that are not terminable by the Company on less than 90 days’ notice by the Company;

(iii) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

(iv) all guarantees of the obligations of third parties;

(v) except for contracts and legally binding commitments which have been disclosed anywhere in the Company Disclosure Schedule and for which a true and complete copy has been provided to Parent, all contracts and legally binding commitments which require the Company to pay more than $25,000 in the aggregate in any twelve-month period, except for purchase and sales orders entered into in the Ordinary Course of Business;

(vi) except for contracts and legally binding commitments which have been disclosed anywhere in the Company Disclosure Schedule and for which a true and complete copy has been provided to Parent, all contracts or legally binding commitments that in any way restrict the Company from carrying on its business anywhere in the world as it is currently conducted;

(vii) all Inbound License Agreements, Outbound License Agreements, collaboration, research and development, co-promotion, marketing or other similar agreements; and

(viii) all contracts or legally binding commitments that in any way grant a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties.

(b) A correct and complete copy of each contract or agreement disclosed in the Company Disclosure Schedule has been previously provided to Parent. Each contract or agreement disclosed in the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto; and the Company has performed in all material respects all of its required obligations under, and is not in violation or breach of or default under, any such contract or agreement. To the Knowledge of the Company, the other parties to any such contract or agreement are not in violation or breach of or default under any such contract or agreement.

3.19 Environmental Matters.

(a) The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below) and there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. The Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any of the Assets or Properties used in the Company’s business as currently conducted is not in compliance with Environmental Laws. All Permits, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws (collectively, “Environmental Permits”) are identified in Section 3.19(a) of the Company Disclosure Schedule and represent all material Environmental Permits necessary for the conduct of its business as currently conducted. The Company has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of the Company, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

(b) There is no Environmental Notice (as defined below) that has been (i) received by the Company, or (ii) to the Knowledge of the Company, threatened against the Company.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property operated or used by the Company during the Company’s operation, ownership or use thereof, including, without limitation, the release, emission, discharge or disposal of any Material (as defined below) into the Environment (as defined below), that (i) would reasonably be expected to result in the incurrence of any material costs under Environmental Laws or (ii) would reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company.

(d) For purposes of this Section 3.19:

(i) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata and ambient air.

(ii) “Environmental Notice” means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

(iii) “Environmental Laws” means all national, state and local laws, codes, regulations, common law, requirements, directives, Orders, and judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

(iv) “Material” means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

3.20 Equipment. All tangible personal property and equipment used by the Company in the conduct of its business are in reasonable operating condition and repair (subject to normal wear and tear) having regard to its current use

3.21 Insurance. Set forth in Section 3.21 of the Company Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company’s directors, officers, salespersons, agents or employees). All policies set forth on the Company Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. All such policies are sufficient for material compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies. Complete and accurate copies of all such policies and related documentation have previously been provided to the Parent.

3.22 Tax Matters.

(a) All Tax Returns of the Company required to be filed on or prior to the date hereof have been timely filed. All such Tax Returns were correct and complete in all material respects when filed. All Taxes owed by the Company or for which the Company may be held liable (whether or not shown on any Tax Return) have been paid in full. Taxes not yet due and payable do not exceed the reserve for Taxes set forth on the balance sheet included as part of the Interim Financial Statements.

(b) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or combined state or foreign income Tax Returns. The Company is not a party to any Tax allocation or sharing agreement. The Company does not have any liability for the Taxes of any Person other than the Company (A) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) No audit is currently pending with respect to any Tax Return of the Company or the Parent Group, nor are the Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request to so waive or extend currently outstanding. No power of attorney granted by the Company with respect to Taxes is currently in force. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) The Company has not filed a consent under Code § 341(f) concerning collapsible corporations. The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code § 162 or § 280G. The Company is not and has never been a United States real property holding corporation within the meaning of Code § 897(c)(2). The Company has not made any change in material federal income Tax elections that are not yet fully reflected in the Tax Returns filed by the Company.

(f) There are no liens for Taxes upon any property or assets of the Company or any of its subsidiaries, except for Permitted Encumbrances or for taxes not yet due or for which adequate reserves have been established in accordance with GAAP.

(g) The Company has delivered to Parent complete and accurate copies of (i) Federal, state and foreign income Tax Returns file by the Company, (ii) all other Tax Returns which reflect a material Tax liability, (iii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes due from or with respect to the Company or any of its subsidiaries and (iv) all closing agreements entered into by the Company or any of its subsidiaries with any Tax Authority, in each case existing on the date hereof.

(h) The United States Federal and state “net operating loss” of the Company and its subsidiaries through the date of the last filed applicable Tax Return is set forth on Section 3.16(m) of the Company Disclosure Letter. The net operating losses of the Company are not subject to any limitation by reason of Section 382 of the Code.

3.23 Labor and Employment Relations. The Company has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges made to a member of the Knowledge Group (by employees, their representatives or Governmental or Regulatory Authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental or Regulatory Authority and no investigation of the Company’s employment policies or practices by any Governmental or Regulatory Authority is pending or threatened. The Company has never experienced any work stoppages and to the Knowledge of the Company, no work stoppage has been threatened or is planned by its employees.

3.24 Permits. Section 3.24 of the Company Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Company’s business as currently conducted. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct its business as presently conducted in material compliance with all applicable federal, state and local laws. There is no pending Action or Proceeding by any Governmental or Regulatory Authority that could affect such Permits in any material respect or their sufficiency for the current conduct of the Company’s business or of the conduct of the Company’s business after the Closing. The Company has provided or made available to Parent true and complete copies of such Permits.

3.25 Regulatory Compliance.

(a) The Company has timely filed or otherwise provided all registrations, authorizations, licenses, reports, data, and other information and applications with respect to its biologic, pharmaceutical, consumer, health care, and other governmentally regulated products (the “Regulated Products”) required to be filed with or otherwise provided by it to the FDA or any other Governmental or Regulatory Authority with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all applicable requirements of the FDA or other Governmental or Regulatory Authority with respect to the Regulated Products, and all regulatory exemptions, licenses or approvals in respect thereof are in full force and effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any Regulated Product of the Company filed with or delivered by or on behalf of the Company to any Governmental or Regulatory Authority were in all material respects true and accurate when so filed or delivered and remain true and accurate. Each Regulated Product is being, and has at all times been manufactured and tested in compliance with all applicable Legal Requirements, including but not limited to those relating to investigational new drug use, good manufacturing practices, good laboratory practices, good clinical practices, record keeping, filing of reports and security.

(b) Section 3.25(b) of the Company Disclosure Schedule sets forth a list of each Regulated Product manufactured, marketed, distributed, sold or licensed by or on behalf of the Company.

(c) No Regulated Products have ever been recalled, withdrawn, suspended or discontinued by the Company (whether voluntarily or otherwise). No Actions or Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product are pending or, to the Knowledge of the Company, threatened against the Company, nor have any such Actions or Proceedings ever been instituted.

(d) Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental or Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental or Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental or Regulatory Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery or illegal gratuities or any similar policies.

3.26 Brokers. The Company has not retained any broker in connection with the transactions contemplated hereunder. None of Parent, Merger Sub or the Surviving Corporation has or will have, any obligation to pay any broker’s, finder’s investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company or its stockholders.

3.27 Material Misstatements and Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto), taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

IV.

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date, as follows:

4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority to carry on its respective business as now being conducted and own, lease and operate its Assets and Properties except where failure to have such power and authority would not have a Material Adverse Effect on Parent or Merger Sub, respectively. Each of Parent and Merger Sub is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent or Merger Sub, as the case may be.

4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the Consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, respectively, enforceable against each of Parent and Merger Sub in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Litigation. There are no Actions or Proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against either Parent or Merger Sub, relating to or affecting (i) Parent or Merger Sub, that if determined adversely to Parent or Merger Sub, is likely to have a Material Adverse Effect on Parent or Merger Sub or (iii) the transactions contemplated by this Agreement and, to the Knowledge of each of Parent or Merger Sub, there is no basis for any such Action or Proceeding.

4.4 Reports and Financial Statements. Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of all reports, forms and documents filed by Parent under the Exchange Act or Securities Act since January 1, 2003 (such items are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed by Parent under the Exchange Act or the Securities Act with the SEC since January 1, 2003. The Parent Reports were duly and timely filed, were in compliance in all material respects with the requirements of the Exchange Act and Securities Act, as the case may be, and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent. As used in this Section 4.4, the term file shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each contract or agreement included as an exhibit to the Parent Reports is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Parent, and to the Knowledge of the Parent, the other parties thereto; and Parent has performed in all material respects all of its required obligations under, and is not in violation or breach of or default under, any such contract or agreement. To the Knowledge of Parent, the other parties to any such contract or agreement are not in violation or breach of or default under any such contract or agreement.

4.5 Consents. There are no consents, waivers or approvals required by Parent or Merger Sub to be obtained in connection with the execution, delivery and performance of this Agreement, the consummation of the Merger and the transactions contemplated hereby, except for such consents, authorizations, filings, registrations, waivers and approvals which if not obtained or made would not have a Material Adverse Effect. Purchaser has determined, as the Acquiring Person (as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), that the premerger notification requirements of said Act are not applicable to the transactions contemplated by this Agreement.

4.6 Changes. To the Knowledge of Parent, since June 30, 2003 there has not been any adverse event, occurrence, development or state of related circumstances or facts, not otherwise reflected in the Parent Reports filed prior to the date of this Agreement, that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

4.7 Capitalization. As of July 9, 2004, the authorized capital stock of the Parent consisted of (i) 35,000,000 shares of Parent Common Stock, of which 23,991,682 shares were issued and outstanding; (ii) 5,000,000 shares of Preferred Stock, of which 3,000,000 shares were designated Convertible Series A Preferred Stock, $0.001 par value per share, 534,000 shares of which were issued and outstanding, and (iii) no shares held by Parent in treasury. Other than outstanding options, warrants, convertible securities and similar rights described in the Parent Reports, and except for option grants made to Parent employees, directors or consultants in the Ordinary Course of Business since the filing of the last Parent Report, there are no outstanding options, warrants, convertible securities or other rights to acquire shares of Parent capital stock.

4.8 No Undisclosed Liabilities. Except as disclosed in the Parent Reports, and except for liabilities incurred in the Ordinary Course of Business since the date of the financial statements included in Parent’s most recent report on Form 10-Q or 10-K which liabilities have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has no material liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any liability for Taxes) that that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, nor, to the Knowledge of Parent, is there any basis for any claim against Parent for any such liabilities relating to or affecting the Parent or any of its Assets and Properties.

4.9 Compliance with Laws. Parent is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to be in compliance would not have a Material Adverse Effect. Parent has not received any written notice to the effect that, and no officer or director of Parent has been advised that Parent is not in compliance with any of such laws, statutes, Orders, ordinances or regulations

4.10 Validity of Shares and Offering. The Stock Consideration will, when issued be duly authorized, validly issued, fully paid and nonassessable. Assuming the accuracy of the representations and warranties of the Company Stockholders in the Stockholders Agreement, the offer, sale and issuance of the Stock Consideration will be exempt from the registration requirements of the Securities Act and will have been registered or qualified or be exempt from the registration or qualification requirements of all applicable state securities laws.

4.11 Brokers. Other than Merriman Curhan Ford & Co., neither Parent nor Merger Sub has retained any broker in connection with the transactions contemplated hereunder. The Company does not have and will not have, any obligation to pay any broker’s, finder’s investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Merger Sub.

4.12 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by the Company and Merger Sub of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of either Parent or Merger Sub;

(b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to Parent or Merger Sub, the business or Assets or Properties of Parent or Merger Sub or the capital stock of Parent or Merger Sub; or

(c) result in a material breach of, or constitute a material default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Parent or Merger Sub or any of their Assets and Properties may be bound.

4.13 Opinion of Financial Advisor. Parent has received a written opinion from Merriman Curhan Ford & Co., dated as of July 14, 2004, that, subject to the assumptions, qualifications and limitations set forth therein, Merger and the Merger Consideration is fair to Parent from a financial point of view.

4.14 Material Misstatements and Omissions. The statements, representations and warranties of Parent and Merger Sub contained in this Agreement (including the exhibits and schedules hereto), taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

V.

COVENANTS

5.1 Operation of Business Before Effective Time. Except as otherwise contemplated by this Agreement or the transactions contemplated hereby, between the date hereof and the Effective Time, the Company will operate its business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all Reasonable Commercial Efforts to seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships, as applicable, with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date hereof and the Effective Time:

(a) the Company shall not do any of the following without the prior written consent of Parent:

(i) amend its certificate of incorporation or bylaws (or other similar governing instrument);

(ii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities other than shares repurchased from employees at their original cost;

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries or otherwise permit the corporate existence of the Company to be suspended, lapsed or revoked;

(iv) create or form any subsidiary;

(v) (A) incur or assume any long-term or short-term debt or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (C) make any loans, advances or capital contributions to or investments in any other person; or (D) pledge or otherwise encumber shares of capital stock of the Company;

(vi) except as may be required by law enter into, adopt or amend or terminate any Benefit Plan or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Benefit Plan as in effect as of the date hereof except in the Ordinary Course of Business;

(vii) (A) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Ten Thousand Dollars ($10,000) in the aggregate or that are otherwise material to the Company other than sales of its products (other than exclusive licenses) in the Ordinary Course of Business, or (B) enter into any exclusive license, distribution, marketing, sales or other similar exclusive agreement;

(viii) except as may be required as a result of a change in law or by GAAP, change any of the accounting principles, practices or methods used by it;

(ix) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

(x) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (B) amend, modify, waive or terminate any right under any material contract in any material way; (C) modify its standard Company warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its subsidiaries; or (D) authorize any new capital expenditure or expenditures that individually is in excess of Ten Thousand Dollars ($10,000) or in the aggregate are in excess of Twenty Five Thousand Dollars ($25,000);

(xi) enter into any Inbound License Agreement, Outbound License Agreement or any agreement or arrangement with any third party whereby the Company grants the third party the right to commercialize any of the Company’s products, technology or Intellectual Property;

(xii) enter into any agreement or arrangement with any third party for any research, development or collaboration involving the Company, its products, technology or Intellectual Property;

(xiii) make any material tax election, settle or compromise any income tax liability, adopt or change any accounting method used for tax purposes, or file an amended return; or

(xiv) settle or compromise any pending or threatened suit, action or claim.

(b) The Company shall:

(i) maintain the assets and properties of the Company in the Ordinary Course of Business, reasonable wear and tear, damage by fire and other casualty excepted;

(ii) promptly repair, restore or replace any assets or properties of the Company in the Ordinary Course of Business;

(iii) upon any damage, destruction or loss to any of the assets or properties of the Company, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof;

(iv) comply in all material respects with all applicable laws;

(v) file all Tax Returns required to be filed and make timely payment of all applicable Taxes when due and payable (other than where the Company is disputing any such obligation in good faith);

(vi) notify Parent of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to the Company or any other Person that results in, or would reasonably be expected to have a Material Adverse Effect on the Company;

(vii) notify Parent in writing of the commencement of any material Actions or Proceedings by or against the Company or any of its subsidiaries;

(viii) pay accounts payable and pursue collection of its accounts receivable in the Ordinary Course of Business;

(ix) conduct a stockholder vote pursuant to Code section 280G for any payment that could reasonably constitute an excess parachute payment; and

(x) use Reasonable Commercial Efforts to ensure that the Company’s rights in its Intellectual Property are not allowed to be abandoned or otherwise lost.

5.2 No Solicitation or Negotiation. Between the date hereof and the termination of this Agreement, except as otherwise provided in this Agreement or in the furtherance of the transactions contemplated or permitted hereby, neither the Company nor any of the Company Stockholders will (nor will the Company permit any of the Company’s officers, directors, employees, agents or representatives to) directly or indirectly, take any of the following actions with any person other than Parent and Merger Sub: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any exclusive license of any portion of the Company’s material technology or Intellectual Property; (ii) provide information with respect to it to any person, other than Parent and Merger Sub, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or ; or any exclusive license of any portion of the Company’s material technology or Intellectual Property; or (iii) enter into any agreement with any person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any exclusive license of any portion of the Company’s material technology or Intellectual Property.

5.3 Public Announcements; Company Literature. None of Parent, Merger Sub, the Company or Affiliates of the Company (including the Company Stockholders) shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, without the prior consent of Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub), except as may be required by applicable law, including any determination by Parent that a press release or other public statement is required under applicable securities or regulatory rules; provided that prior to issuing a press release or making a public statement Parent shall obtain Company’s approval with respect to the content thereof, which approval shall not be unreasonably withheld. If any party determines, with the advice of counsel, that it is required by applicable law to make this Agreement or any terms thereof public, it shall, consult with the other parties regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement as may be requested by the other parties.

5.4 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty by the Company contained in this Agreement to be untrue or inaccurate at or before the Effective Time and (ii) any failure by the Company or any of the Company Stockholders to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4(a) shall not cure such breach or non-compliance by the Company or any Company Stockholder, limit or otherwise affect the remedies available hereunder to Parent, or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule.

(b) Parent and Merger Sub shall give prompt notice to the Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by Parent or Merger Sub to be untrue or inaccurate at or before the Effective Time on (ii) any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not cure such breach or non-compliance by Parent or Merger Sub, as the case may be, limit or otherwise affect the remedies available hereunder to the Company, or constitute an amendment of any representation, warranty or statement in this Agreement.

5.5 Fees and Expenses. All fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker’s, consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such Third Party Expenses. Notwithstanding anything to the contrary in this Agreement, the fees and expenses of Kirkpatrick & Lockhart LLP, counsel to the Company, shall be paid by the Company no later than immediately prior to the Effective Time and no liabilities relating thereto shall exist as of the Effective Time or be assumed by the Surviving Corporation.

5.6 Confidentiality. Each of the parties hereto will maintain in confidence, and will cause its respective directors, officers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished at any time by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to such others other than on a confidential basis, (b) such information becomes publicly available through no fault of such party, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (d) the furnishing or use of such information is required by law. If the Merger is not consummated, the confidentiality obligations of each party pursuant to this Section 5.6 will continue, and each party will, at the request of the party supplying the information, return or destroy (and provide appropriate certification thereof) any and all such written, electronic or computer-based information.

5.7 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to avoid the entry or remove any injunctions, temporary restraining orders or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. In addition, each of the parties hereto agrees, and agrees to instruct its respective counsel, to cooperate with each other to facilitate and to obtain all necessary waivers, consents and approvals at the earliest practicable date. Notwithstanding anything herein to the contrary, no party hereto nor any of their representatives will communicate with any Governmental or Regulatory Authority (except on insubstantial procedural issues) without giving the other parties a reasonable opportunity to participate in such communication to the extent permitted by the Governmental or Regulatory Authority.

5.8 Reorganization Matters. None of Parent, Merger Sub or the Company, or any of their respective Affiliates shall take any action or fail to take any commercially reasonable action before or following the Closing, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.9 Nasdaq Listing. Parent shall use all Reasonable Commercial Efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

5.10 Cooperation Regarding Tax Opinion. Parent, Merger Sub and the Company shall provide the representations reasonably requested by Kirkpatrick & Lockhart LLP in connection with the tax opinion to be delivered pursuant to Section 2.15(c)(v).

VI.

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or before the Effective Time of the following conditions:

(a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental or Regulatory Authority that prohibits, restrains, enjoins or restricts the consummation of the Merger; and

(b) all governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or before the Effective Time of the following conditions:

(a) the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time except (i) that those representations that specifically relate to an earlier date shall be true and correct as of such earlier date (ii) subject to and qualified by the transactions contemplated herein, and (iii) where the failure of the representations and warranties to be true and correct, in the aggregate, does not and would not be reasonably expected to have a Material Adverse Effect;

(b) each of the covenants and obligations of Parent and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time; and

(c) Parent (and others contemplated by Section 2.15(c)), as the case may be, shall have delivered all of the required Closing deliveries set forth in Section 2.15(c) above.

6.3 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or before the Effective Time of the following conditions:

(a) the representations and warranties of the Company contained in this Agreement and the representations and warranties of the Company’s stockholders in the Stockholders Agreement shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time except (i) to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date (ii) subject to and qualified by the transactions contemplated herein and (iii) where the failure of the representations and warranties to be true and correct, in the aggregate, does not and would not be reasonably expected to have a Material Adverse Effect;

(b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

(c) all of the issued and outstanding Company Warrants shall have been exercised or duly terminated;

(d) all of the issued and outstanding Company Options shall have been exercised or duly terminated;

(e) all of the Company Indebtedness and any and all obligations of the Company to make the severance or other similar payments to any of its directors, officers, employees or consultants, shall have been paid in full, and all mortgages, security interests and other Encumbrances securing or otherwise arising under or relating to such Company Indebtedness, shall have been released, discharged and terminated in full, in each case in form and substance reasonably satisfactory to Parent and its counsel; and

(f) the Company (and others contemplated by Section 2.15(b)), as the case may be, shall have delivered all of the required Closing deliveries set forth in Section 2.15(b) above.

VII.

TERMINATION; AMENDMENT; WAIVER

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time whether before or after approval and adoption of this Agreement by the Company’s stockholders:

(a) by written consent of Parent, Merger Sub, and the Company;

(b) by either Parent or the Company on written notice to the others if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Merger has not been consummated by August 1, 2004; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date.

(c) by the Company on written notice to Parent if (i) there shall have been a material breach of any representations or warranties on the part of Parent or Merger Sub set forth in this Agreement or if any such representations or warranties of Parent or Merger Sub shall have become untrue in any material respect and as a result of such breach or change, the conditions set forth in Section 6.2(a) would not then be satisfied and Parent or Merger Sub, as the case may be, has not cured such breach within ten (10) Business Days after notice by the Company thereof, provided that the Company has not breached any of its respective obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent or Merger Sub of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent or Merger Sub or the Company to consummate the Merger, and Parent or Merger Sub, as the case may be, has not cured such breach within ten (10) Business Days after notice by the Company thereof, provided the Company has not breached any of its respective obligations hereunder in any material respect.

(d) by Parent and Merger Sub on written notice to the Company if (i) there shall have been a material breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect and as a result of such breach or change, the conditions set forth in Section 6.3(a) would not then be satisfied and the Company has not cured such breach within ten (10) Business Days after notice by Parent thereof, provided that neither Parent nor Merger Sub has breached any of their respective obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Merger Sub or the Company to consummate the Merger, and the Company has not cured such breach within ten (10) Business Days after notice by Parent or Merger Sub thereof, provided that neither Parent nor Merger Sub has breached any of their respective obligations hereunder in any material respect.

7.2 Effect of Termination. In the event of the termination of this Agreement or abandonment of the Merger pursuant to Section 7.1 above, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except that the provisions of this Section 7.2 and Sections 5.3, 5.5, 5.6, 7.3 and Article X shall continue in full force and effect.

7.3 Termination Fees.

(a) In the event Parent terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent, as liquidated damages and not as a penalty, an amount equal to $300,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid by wire transfer of immediately available funds within one (1) Business Day of receipt of notice of the termination referred to in Section 7.1(d).

(b) In the event the Company terminates this Agreement pursuant to Section 7.1(c), then Parent shall pay the Company, as liquidated damages and not as a penalty, an amount equal to $300,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid by wire transfer of immediately available funds within one (1) Business Day of receipt of notice of the termination referred to in Section 7.1(c).

7.4 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before the Effective Time, but only by an instrument in writing signed on behalf of all of the parties hereto.

7.5 Extension; Waiver. Each party hereto may, only by action taken in writing, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. No such extension or waiver by any party hereto on any one or more instances, shall be deemed to be or construed as an extension or waiver of the same or any other obligation, other act, inaccuracy or compliance on any future occasion. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

VIII.

ACTIONS BY THE PARTIES AFTER THE CLOSING

8.1 Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in this Agreement or any certificate delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder and thereafter the respective representations and warranties of the Company and Parent shall continue to survive in full force and effect for a period of one (1) year after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, hereof, and the representations and warranties of Parent set forth in Sections 4.1, 4.2 and 4.7 hereof shall survive in full force and effect forever, and the representations and warranties of the Company set forth in Sections 3.19 and 3.22 hereof, and the representations and warranties of Parent set forth in Section 4.10 hereof, shall survive in full force and effect until the earlier of the expiration of the applicable statute of limitations, or one (1) year following the consummation of a Fundamental Transaction (as that term is defined in Section 9.3). Notwithstanding the foregoing, (i) in the case of any fraudulent breach of a representation or warranty or intentional breach of a covenant, the representations, warranties and/or covenants that are the subject of such fraud or intentional conduct shall not terminate until the expiration of the applicable statute of limitations, and (ii) representations, warranties and covenants shall not terminate to the extent claims relating to such representations, warranties and/or covenants were made under this Article VIII before the termination thereof, and such representations, warranties and/or covenants shall continue until such claims are finally resolved.

8.2 Rights of Offset and Indemnification. From the Effective Time until such time as the Phase III Consideration is issued and/or paid pursuant to Section 9.2, Parent shall have a right of offset with respect to the unissued and unpaid Phase III Consideration as described in the Stockholders Agreement. After the issuance and payment of the Phase III Consideration, Parent and Merger Sub shall have the indemnification rights set forth in the Stockholders Agreement.

8.3 Exclusive Remedy. In the absence of actual fraud, intentional misrepresentation or willful misconduct, the Stockholders Agreement sets forth the sole and exclusive remedy of Parent and Merger Sub after the Effective Time for any claim, suit, action or proceeding any of them may assert or attempt to assert against any Company Stockholder to the extent the claim, action, suit or proceeding in any way relates to this Agreement, the Stockholders Agreement or any of the transactions contemplated hereby, regardless of whether such claim or action is based in tort or contract or arises at law or in equity. After the Effective Time, Parent and Merger Sub agree that they will not institute any claim against any Company Stockholder with respect to this Agreement, the Stockholders Agreement or their negotiation, execution, delivery or performance, any alleged breach of or default under this Agreement, or any of the transactions contemplated hereby, except in accordance with the Stockholders Agreement; provided, however, that this Section 8.3 shall in no way limit or prevent Parent or Merger Sub from seeking or obtaining injunctive relief or specific performance.

8.4 Preparation and Filing of Tax Returns.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company that are required to be filed after the Closing Date, provided that all such returns relating to state or federal income tax that include any period prior to the Closing shall be in a form reasonably acceptable to the Stockholder Representative, which approval will not be unreasonably withheld. To facilitate the review and approval of income tax returns by the Stockholder Representative where required, the income tax returns, in substantially final form, shall be provided to the Stockholder Representative at least 20 days prior to filing of such returns.

(b) The Parent, Merger Sub and the Company shall cooperate fully with the Company Stockholders, and to the extent reasonably requested by the other parties hereto, in connection with the filing of any Tax Returns pursuant to this Section 8.4 and any audit, litigation or other proceeding with respect to Taxes covered by such Tax Returns or otherwise arising out of or related the transactions contemplated hereunder. Such cooperation shall include the retention (and upon another party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parent hereby agrees to (i) retain all books and records of the Company with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the relevant taxable periods, and to comply with all record retention agreements entered into with any taxing authority.

8.5 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

8.6 Reservation of Shares; Nasdaq Listing. At all times after the Effective Time, Parent shall have reserved for issuance the maximum number of shares of Parent Common Stock then potentially issuable pursuant to Article IX. In connection with the Phase III Shares contemplated to be issued following the Effective Time, Parent shall use all Reasonable Commercial Efforts to cause said Phase III Shares to be approved for listing, at the time of issuance, on the Nasdaq, subject to official notice of issuance.

IX.

COMPOUND DEVELOPMENT

9.1 Clinical Development of Compound For Acute Ischemic Stroke. After the Effective Time, Parent and Merger Sub shall use Reasonable Commercial Efforts to commence a Phase III Clinical Trial for the Compound as promptly as practical. Neither Parent nor Merger Sub (or any of their subsidiaries or Affiliates) shall take any action or omit to take any action, if such action (or inaction) would be reasonably likely to result in the use of the Compound for any indication other than acute ischemic stroke unless and until Parent and Merger Sub have first used Reasonable Commercial Efforts to commence a Phase III Clinical Trial for the treatment of acute ischemic stroke. Schedule 9.1 hereto provides an illustration with respect to Parent’s and Merger Sub’s obligations under this Section 9.1.

9.2 Phase III Consideration. Within 10 days after the enrollment of the first patient in a Phase III Clinical Trial (the “Contingent Payment Trigger”), the Phase III Consideration shall be issued and paid, as applicable, to the Company Stockholders as contemplated in Article II, subject to Parent’s right to “Offset” as provided in the Stockholders Agreement; provided, however, that except for an accelerated issuance and payment pursuant to Section 9.3 below, in no event shall such issuance and payment be made prior to twelve (12) months from the Closing Date (such date of issuance and payment, the “Phase III Issuance Date”). For the avoidance of doubt, subject to Section 9.3 and provided that Parent and Merger Sub have satisfied their obligations under Section 9.1, Parent shall have no obligation to issue or pay any portion of the Phase III Consideration if the Contingent Payment Trigger does not occur. Notwithstanding the foregoing, if on the Phase III Issuance Date, there are any unresolved Parent Claims (as defined in the Stockholders Agreement) outstanding, Parent shall have the right to delay the issuance or payment of that portion of the Phase III Consideration equal to the amount and type of the Phase III Consideration that Parent would have the right to Offset pursuant to the terms of the Stockholders Agreement if the unresolved Parent Claim or Claims were resolved in Parent’s favor. Within 10 days of the resolution of any Parent Claim outstanding as of the Phase III Issuance Date, Parent shall issue or pay the Phase III Consideration that was delayed with respect to such Parent Claim less any amounts it was determined or agreed that Parent had the right to Offset pursuant to the Stockholders Agreement.

9.3 Certain Transactions. Except as otherwise provided below, if, at any time after the Effective Time Parent effects (A) a merger or consolidation with or into another Person, pursuant to which the Parent Common Stock is converted into or exchanged for other securities, cash or property (other than a transaction undertaken primarily to change domicile), (B) a sale of all or substantially all of Parent’s assets, the proceeds of which are to be distributed to the holders of Parent Common Stock or (C) a sale or assignment of the Abbott License (including a sale or assignment of capital stock of the Surviving Corporation or any entity that then holds the Abbott License, such that Parent owns less than one-half of the capital stock of such corporation or entity after the transaction) to any party other than Parent or a wholly-owned subsidiary of Parent (each, a “Fundamental Transaction”), then, immediately prior to the consummation of the Fundamental Transaction, Parent shall issue and pay, as applicable, if not already issued and paid, the Phase III Consideration that Parent would have been obligated to deliver pursuant to Section 9.2 herein had the Contingent Payment Trigger been achieved. If any unresolved Parent Claim exists at the time a proposed Fundamental Transaction is first publicly announced, Parent and the Stockholder Representative will use Reasonable Commercial Efforts to resolve such claim within thirty (30) days after the first public announcement of the Fundamental Transaction. If the parties are unable to informally resolve the Parent Claim within said period, the parties shall immediately submit the dispute related to the Parent Claim to binding arbitration pursuant to the terms of the Stockholders Agreement. Parent shall not consummate such Fundamental Transaction until Parent and the Stockholder Representative shall have selected an arbitrator to hear such dispute and such arbitrator has agreed to hear the dispute or an arbitrator has been otherwise appointed to hear such dispute, in each case pursuant to the Stockholders Agreement. If any Parent Claim remains unresolved immediately prior to the consummation of the Fundamental Transaction, the payment of that portion of the Phase III Consideration equal to the amount in dispute shall not be accelerated pursuant to this Section 9.3 and shall be paid only, if at all, upon resolution of the Parent Claim pursuant to the Stockholders Agreement. Notwithstanding anything to the contrary herein, if (i) Parent makes a good faith determination, consistent with its obligations set forth in Section 9.1 above, that it does not intend to initiate Phase III Clinical Trials, (ii) Parent has provided notice of such determination to the Stockholder Representative, and (iii) Parent has filed such notice as an exhibit to a Form 8-K announcing such determination, then, thereafter, Parent will not be obligated to issue or pay the Phase III Consideration on an accelerated basis pursuant to this Section 9.3; provided, however, that, Parent shall not enter into a definitive agreement with respect to any Fundamental Transaction unless the continuing or surviving Person or other successor-in-interest to Parent in such Fundamental Transaction (an “Acquiror”) shall, in the definitive agreement relating to such Fundamental Transaction or by operation of law, assume or succeed to Parent’s obligations set forth in Article IX.

9.4 Adjustment of Stock Consideration. In the event that Parent effects a Fundamental Transaction described in clauses (A) or (B) of the first sentence of Section 9.3 but pursuant to the last sentence of paragraph Section 9.3 is not obligated to issue the Phase III Consideration on an accelerated basis, then the Stock Consideration portion of the Phase III Consideration shall be adjusted pursuant to the definitive agreement relating to such Fundamental Transaction to be such consideration as would have been received by a holder of such Stock Consideration pursuant to such Fundamental Transaction who held the Stock Consideration immediately prior to the consummation of the Fundamental Transaction. In the event that Parent effects a Fundamental Transaction described in clause (C) of the first sentence of Section 9.3 but pursuant to the last sentence of paragraph Section 9.3 is not obligated to issue the Phase III Consideration on an accelerated basis, then the obligations of the Acquiror with respect to the issuance of Phase III Shares shall be adjusted or modified pursuant to the definitive agreement relating to the Fundamental Transaction in such a manner so that the Acquiror shall be obligated to issue consideration of substantially equivalent value to the Phase III Shares as of the date of the consummation of the Fundamental Transaction.

9.5 Limitation on Payment of Phase III Consideration. Notwithstanding anything to the contrary herein, Parent shall not be obligated to issue the Phase III Consideration if the Contingent Payment Trigger occurs more than six (6) years after the Closing.

X.

MISCELLANEOUS

10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Company (before the Closing), to:

Empire Pharmaceuticals, Inc.

4916 Route 81

Greenville, New York 12083

Facsimile No.: (518) 966-5975

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

Kirkpatrick & Lockhart LLP

Four Embarcadero Center, 10th Floor

San Francisco, CA 94111

Facsimile No.: (415) 249-1000

Attention: Jonathan D. Joseph

If to the Company Stockholders, to the addresses for such Company Stockholders set forth on the signature pages hereto.

If to the Stockholder Representative, to:

Biotechnology Value Fund LP

1 Sansome Street, No. 39

San Francisco, CA 94104

Facsimile No.: (415) -

Attention:

If to Parent or Surviving Corporation:

Neurobiological Technologies, Inc.

3260 Blume Drive, Suite 500

Richmond, CA 94806

Facsimile No.: (510) 262-0204

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92121

Facsimile No.: (858) 450-8499

Attention: Stephen C. Ferruolo

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.1, be deemed given upon receipt, provided a confirming copy is mailed that day via first class mail, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 10.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10.2 Entire Agreement. This Agreement and the Stockholders Agreement (and all exhibits and schedules attached hereto or thereto, all other documents delivered in connection herewith or therewith) supersede all prior and contemporaneous discussions, agreements, negotiations and understandings among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

10.3 No Assignment; Binding Effect. This Agreement may not be assigned without the prior written consent of the parties hereto and is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

10.4 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or public policy, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein, acting reasonably.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles.

10.7 Dispute Resolution. Subject to the Stockholders Agreement, the parties hereto agree that all Actions or Proceedings arising in connection with this Agreement shall be resolved by binding arbitration conducted in the City and County of San Francisco, State of California in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by one arbitrator mutually agreed upon by Parent and the Stockholder Representative or, if the parties are unable to mutually agree upon an arbitrator, one shall be appointed in accordance with AAA rules. The prevailing party in any such dispute, as determined by the arbitrator, shall be entitled to recover from the other party reasonable fees and expenses (including attorneys’ fees) and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The aforementioned arbitration clause is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement. Solely for the purpose of enforcing the arbitration provisions set forth in this Section 10.7, the parties hereby irrevocably consent to the exclusive jurisdicion of the Federal courts located in the City and County of San Francisco, State of California. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any arbitration proceeding brought in accordance with this paragraph, or any litigation proceeding brought to enforce the arbitration provisions set forth in this Section 10.7, and stipulates that the Federal courts located in the City and County of San Francisco, State of California, shall have in-personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding regarding the arbitration provisions set forth in this Section 10.7. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.7 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 10.1 of this Agreement for the giving of notice. Any final arbitration award or other judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law. Notwithstanding the foregoing, nothing herein shall be construed to limit the right of any party or third party beneficiary hereto to seek injunctive or other equitable relief in any court of competent jurisdiction.

10.8 Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies that may be available to either party, except as otherwise provided in this Agreement. This Agreement shall at all times be construed so as to carry out the purposes stated herein. Time shall be of the essence.

10.9 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under the Stockholders Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

PARENT:

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Frieman
Name:	Paul E. Freiman
Title:	President and Chief Executive Officer

MERGER SUB:

EMPIRE ACQUISITION CORP.

By:	/s/ Paul E. Freiman
Name:	Paul E. Freiman
Title:	President and Chief Executive Officer

COMPANY:

EMPIRE PHARMACEUTICALS, INC.

By:	/s/ Stephen J. Petti
Name:	Stephen J. Petti
Title:	Chief Executive Officer